Exhibit 99.1

Consent of Independent Auditors

      We consent to the use of our report dated February 27, 2003, included in the Annual Report on Form 10-KSB/A-2 of Vestin Group, Inc. for the year ended December 31, 2002, with respect to the consolidated financial statements, as amended, included in this Form 10-KSB/A-2.

/s/ Ernst & Young LLP

Phoenix, Arizona

October 30, 2003